Exhibit 99.1

The following table presents summary financial data for the years ended December 31, 2003 and 2004, derived from TFM’s financial statements on which PricewaterhouseCoopers, S.C., TFM’s independent public accountants, have reported. TFM’s financial statements have been prepared in accordance with IFRS, which differs in certain material respects from U.S. generally accepted accounting principles.

	Year Ended December 31,
	2003	2004
Amounts Under IFRS	(in thousands of dollars)
Results of Operations:
Transportation revenues	$698,528	$699,224
Operating expenses	565,371	572,205
Other expenses (income)	35,883	6,438
Operating income	97,274	120,581
Interest income	1,509	514
Interest expense	112,641	111,973
Exchange (loss) gain — net	(13,744)	435
Income (loss) before benefit for deferred income taxes	(27,320)	9,598
Net income (loss)	$(61,044)	$25,346

Balance Sheet Data (at the end of the period):
Total assets	$2,724,293	$2,2664,695
Total debt and capital lease obligations (including short- and long-term debt)	943,811	887,122
Total liabilities	1,137,287	1,052,812
Common stock, 1,383,987,505 shares, without par value, authorized, issued and outstanding	1,758,882	1,758,882
Total stockholders’ equity	$1,587,472	$1,612,818

Amounts Under U.S. GAAP
Net income (loss)	$34,161	$(8,102)
Total stockholders’ equity(*)	$1,113,759	$1,105,651

(*) Stockholders’ equity under U.S. GAAP as of December 31, 2003 has been restated to reflect the reclassification of certain long-term receivables from TFM’s stockholder in the total amount of $666.1 million. The reclassification had no impact on TFM’s net income or cash flows under IFRS or U.S. GAAP.